EXHIBIT (d)(10)

                              REMARKETING AGREEMENT

          REMARKETING AGREEMENT, dated as of October 16, 2001 (the "Remarketing Agreement") by and among TXU Corp., a Texas corporation (the "Company"), The Bank of New York, not individually but solely as purchase contract agent, trustee and attorney-in-fact of the holders of Purchase Contracts (the "Purchase Contract Agent"), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, ("Merrill Lynch") and Goldman, Sachs & Co. ("Goldman"), as remarketing agents (the "Remarketing Agents").

                                   WITNESSETH:

          WHEREAS, the Company will issue $875,000,000 aggregate stated amount (or $1,000,000,000 aggregate stated amount if the overallotment option granted to the underwriters ("Underwriters") under the Underwriting Agreement, dated as of October 10, 2001 (the "Underwriting Agreement"), between the Company and the Underwriters, is exercised in full) of its Equity Units (initially consisting of Corporate Units (the "Corporate Units")) under the Purchase Contract Agreement, dated as of October 1, 2001 (the "Purchase Contract Agreement"), by and between the Purchase Contract Agent and the Company; and

          WHEREAS, the Corporate Units will initially consist of up to 17,500,000 units (or 20,000,000 units if the overallotment option granted to the Underwriters is exercised in full) referred to as "Corporate Units"; and

          WHEREAS, the Company will issue concurrently in connection with the issuance of the Corporate Units $437,500,000 (or $500,000,000 if the Underwriters' overallotment option is exercised in full) aggregate principal amount of its Series K Senior Notes due November 16, 2006 ("Series K Notes") and $437,500,000 (or $500,000,000 if the Underwriters' overallotment option is exercised in full) aggregate principal amount of its Series L Senior Notes due November 16, 2007 ("Series L Notes", and together with the Series K Notes, the "Senior Notes"), in each case, issued pursuant to an Indenture (For Unsecured Debt Securities Series K and Series L), dated as of October 1, 2001 (the "Indenture"), between The Bank of New York, as trustee, and the Company; and

          WHEREAS, the Senior Notes that are components of Corporate Units will be pledged pursuant to the Pledge Agreement, dated as of October 1, 2001 (the "Pledge Agreement") as required pursuant to the Purchase Contract Agreement, by and among the Company, The Chase Manhattan Bank, as Collateral Agent, Securities Intermediary and Custodial Agent (the "Collateral Agent") and the Purchase Contract Agent, to secure a Corporate Unit holder's obligations to purchase common stock of the Company under the related Purchase Contract on each of the First Purchase Contract Settlement Date and the Second Purchase Contract Settlement Date, as applicable; and

          WHEREAS, unless a Tax Event Redemption has occurred, the Series K Notes of Corporate Unit holders who have not settled their Purchase Contracts early, will be remarketed (the "Initial Series K Remarketing") on the third Business Day immediately preceding August 16, 2004 (the "Initial Series K Remarketing Date"), and the Series L Notes of Corporate Unit holders who have not settled their Purchase Contracts early), will be remarketed (the "Initial Series L Remarketing", and together with the Initial Series K Remarketing, the "Initial Remarketings") on the third Business Day immediately preceding August 16, 2005 (the "Initial Series L Remarketing Date" and, together with the Initial Series K Remarketing Date, the "Initial Remarketing Dates"); and

          WHEREAS, unless a Tax Event Redemption has occurred, in the event that the Initial Series K Remarketing results in a Failed Remarketing, the Series K Notes of Corporate Unit holders who have not given notice on or prior to the fifth Business Day prior to the First Purchase Contract Settlement Date that they intend to settle the applicable portion of the Purchase Contracts related to their Corporate Units with separate cash and who have not settled their Purchase Contracts early will be remarketed (the "Final Series K Remarketing") on the third Business Day immediately preceding the First Purchase Contract Settlement Date (the "Final Series K Remarketing Date"), and in the event the Initial Series L Remarketing results in a Failed Remarketing, the Series L Notes of Corporate Unit holders who have not given notice on or prior to the fifth Business Day prior to the Second Purchase Contract Settlement Date that they intend to settle the applicable portion of the Purchase Contracts related to their Corporate Units with separate cash and who have not settled their Purchase Contracts early will be remarketed (the "Final Series L Remarketing" and together with the Final Series K Remarketing, the "Final Remarketings") on the third Business Day immediately preceding the Second Purchase Contract Settlement Date (the "Final Series L Remarketing Date" and, together with the Final Series K Remarketing Date, the "Final Remarketing Dates." Each of the Initial Remarketings and the Final Remarketings is referred to herein as a "Remarketing"; and each of the Initial Remarketing Dates and the Final Remarketing Dates, is referred to herein as a "Remarketing Date"); and

          WHEREAS, holders of Series K Notes that are not components of Corporate Units may elect to have their Series K Notes remarketed in either the Initial Series K Remarketing or the Final Series K Remarketing, and holders of Series L Notes that are not components of Corporate Units may elect to have their Series L Notes remarketed in either the Initial Series L Remarketing or the Final Series L Remarketing, as applicable, in each case by providing notice of such election within five Business Days prior to the applicable Remarketing Date, and delivering their Series K Notes or Series L Notes, as applicable, to the Custodial Agent; and

          WHEREAS, the interest rate on the Series K Notes will be reset by the Reset Agent to the applicable Series K Reset Rate on the applicable Series K Reset Date and the interest rate on the Series L Notes will be reset by the Reset Agent to the applicable Series L Reset Rate on the applicable Series L Reset Date; and

          WHEREAS, the Company has requested Merrill Lynch to act as the Reset Agent, and Merrill Lynch and Goldman together to act as the Remarketing Agents, and in such capacities to perform the services described herein; and

          WHEREAS, Merrill Lynch is willing to act as Reset Agent, and Merrill Lynch and Goldman are willing to act as Remarketing Agents, and each such party in each such capacity is willing to perform such duties on the terms and conditions expressly set forth herein;

          NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

          Section 1. DEFINITIONS. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Purchase Contract Agreement or, if not therein stated, the Pledge Agreement.

          Section 2. Appointment and Obligations of Reset Agent and Remarketing Agents. The Company hereby appoints:

                (a) Merrill Lynch, and Merrill Lynch hereby accepts such appointment, as the Reset Agent to determine, in consultation with the Company and in the manner provided for in the Officer's Certificate establishing the terms of the Senior Notes, the Applicable Benchmark Treasury and applicable Reset Spread on the seventh Business Day preceding the applicable Reset Date and the applicable Reset Rate on the third Business Day immediately preceding each applicable Reset Date; and

                (b) each of Merrill Lynch and Goldman, and each of Merrill Lynch and Goldman, acting severally and not jointly, accepts such appointment, as one of two Remarketing Agents, to remarket, on the applicable Remarketing Date, the Senior Notes that the Purchase Contract Agent and the Custodial Agent shall have notified the Remarketing Agent have been tendered for inclusion, or are otherwise to be included, in such Remarketing (all such Senior Notes to be remarketed, are hereinafter referred to as the "Subject Senior Notes"), to the exclusion of other remarketing agents except such as may be appointed pursuant to Section 4 hereof. Subject Senior Notes will be remarketed pursuant to the Supplemental Remarketing Agreement attached hereto as Exhibit A, among the Company, the Purchase Contract Agent and the Remarketing Agents (with such changes as the Company, the Purchase Contract Agent and the Remarketing Agents may agree upon, it being understood that changes may be necessary in the representations, warranties, covenants and other provisions of the Supplemental Remarketing Agreement due to changes in law or facts and circumstances). Pursuant to the Supplemental Remarketing Agreement, the Remarketing Agents will each agree, subject to the terms and conditions set forth therein, that such Remarketing Agent will (i) use its reasonable efforts to remarket not less than the percentage agreed to in the Supplemental Remarketing Agreement of the Subject Senior Notes on the applicable Remarketing Date, (a) at a price of approximately (i) 100.5% of the applicable Treasury Portfolio Purchase Price, plus any accrued and unpaid interest (in the case of Initial Remarketings), and
(ii) 100.5% of the aggregate Applicable Principal Amount of such Subject Senior Notes, plus any accrued and unpaid interest (in the case of Final Remarketings), and (b) purchase all such remarketed Subject Senior Notes for sale to purchasers from the Remarketing Agents. The Remarketing Agents shall not remarket any Subject Senior Notes for a price less than 100% of the aggregate principal amount of such Senior Notes, plus accrued and unpaid interest, and shall not be required to purchase any Subject Senior Notes not successfully remarketed. The proceeds of such remarketing shall be paid to the Collateral Agent in accordance with Section 4.6 of the Pledge Agreement and Section 5.4 of the Purchase Contract Agreement (both of which Sections are incorporated herein by reference). If fewer than all of the Subject Senior Notes are remarketed in accordance with the terms hereof, a Remarketing shall be deemed to have failed as to all Subject Senior Notes.

          A holder of Senior Notes not pledged pursuant to the Pledge Agreement shall have no right to have such Senior Notes remarketed unless (i) the Remarketing Agents conduct a Remarketing pursuant to the terms of this Agreement, (ii) the Subject Senior Notes have not been called for redemption as a result of a Tax Event, (iii) the Remarketing Agents are able to find a purchaser or purchasers for Subject Senior Notes, and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agents. The Remarketing Agents are not obligated to purchase any Subject Senior Notes that would otherwise remain unsold in a Remarketing. The Remarketing Agents shall not be obligated in any case to provide funds to make payment upon tender of Subject Senior Notes for Remarketing.

          Section 3. FEES. With respect to each Remarketing, the Remarketing Agent shall retain as a Remarketing Fee an amount, to be agreed upon by the Company and the Remarketing Agents, not exceeding 25 basis points (.25%) of the aggregate principal amount of the Subject Senior Notes remarketed by such Remarketing Agent from any amount received in connection with such Remarketing in excess of aggregate principal amount of such remarketed Subject Senior Notes plus any accrued and unpaid interest. In addition, the Reset Agent shall receive from the Company a reasonable and customary fee for acting as the Reset Agent (the "Reset Agent Fee"); provided, however, that if a Remarketing Agent shall also act as the Reset Agent, then the Reset Agent shall not be entitled to receive any such Reset Agent Fee. Payment of such Reset Agent Fee shall be made by the Company on the third Business Day immediately preceding the applicable Remarketing Date in immediately available funds or, upon the instructions of the Reset Agent, by certified or official bank check or checks or by wire transfer.

          Section 4. REPLACEMENT AND RESIGNATION OF REMARKETING AGENT AND RESET AGENT. (a) The Company may in its absolute discretion replace Merrill Lynch, Goldman or both as the Remarketing Agents and/or Merrill Lynch as the Reset Agent in its or their capacities hereunder by giving notice prior to 3:00 p.m., New York City time, on the eighth Business Day immediately prior to any Remarketing Date. Any such replacement shall become effective upon the Company's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agents and/or the Reset Agent. Upon providing such notice, the Company shall use all reasonable efforts to appoint such a successor and to enter into a remarketing agreement with such successor as soon as reasonably practicable.

                (b) Merrill Lynch, Goldman or both may resign at any time and be discharged from its or their duties and obligations hereunder as the Remarketing Agent and/or the Reset Agent by giving notice prior to 3:00 p.m., New York City time, on the eighth Business Day immediately prior to any Remarketing Date. Any such resignation shall become effective upon the Company's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent and/or the Reset Agent. Upon receiving notice from any Remarketing Agent and/or the Reset Agent that it wishes to resign hereunder, the Company shall appoint such a successor and enter into a remarketing agreement with it as soon as reasonably practicable.

          Section 5. DEALING IN THE SECURITIES. Each Remarketing Agent, when acting hereunder or acting in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold or deal in any of the Senior Notes. With respect to any Senior Notes owned by it, each Remarketing Agent may exercise any vote or join in any action with like effect as if it did not act in any capacity hereunder. Each Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

          Section 6. REGISTRATION STATEMENT AND PROSPECTUS. In connection with a Remarketing, if and to the extent required (in the opinion of counsel for either the Remarketing Agents or the Company) by applicable law, regulations or interpretations in effect at the time of such Remarketing, the Company shall use its reasonable efforts to have a registration statement relating to the Subject Senior Notes effective under the Securities Act of 1933 by the third Business Day immediately preceding the applicable Remarketing Date, shall furnish a current prospectus and/or prospectus supplement to be used in such Remarketing by the Remarketing Agents under the Supplemental Remarketing Agreement and shall pay all expenses relating thereto.

          Section 7. CONDITIONS TO THE REMARKETING AGENTS' OBLIGATIONS. (a) The several obligations of each Remarketing Agent to remarket and purchase the Subject Senior Notes shall be subject to the terms and conditions of the Supplemental Remarketing Agreement.

                (b) If at any time during the term of this Agreement, any Event of Default (as defined therein) under the Indenture, or event that with the passage of time or the giving of notice or both would become an Event of Default under the Indenture, has occurred and is continuing, then the obligations and duties of the Remarketing Agents under this Agreement shall be suspended until such Event of Default or event has been cured. The Company will cause the Trustee to give the Remarketing Agents notice of all such Events of Default and events of which the Trustee is aware.

          Section 8. INDEMNIFICATION. (a) The Company agrees to indemnify each Remarketing Agent and the Reset Agent, and their respective affiliates, directors and officers and each person who controls any Remarketing Agent or Reset Agent within the meaning of Section 15 of the Securities Act of 1933 (each such person being an "Indemnified Party", from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state statute, regulation or common law, and related to or arising out of any acts or omissions of the Remarketing Agents or Reset Agent in connection with their respective duties and obligations as contemplated by Section 2 of this Agreement and will reimburse any Indemnified Party for all expenses (including reasonable attorney fees and expenses) as they are incurred in connection with the investigation or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Company will not be liable to any Indemnified Party under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the Remarketing Agents' or Reset Agent's bad faith, wilful misconduct or negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of any acts or omissions of the Remarketing Agents or Reset Agent in connection with their respective duties and obligations as contemplated by
Section 2 hereof, except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the Remarketing Agents' or Reset Agent's bad faith or negligence.

          (b) If the indemnification provided for in Section 8(a) shall be unenforceable for any reason, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification shall be unenforceable, in such proportion as shall be appropriate to reflect (i) the relative fault of the Company on the one hand and the Indemnified Party on the other in connection with the acts or omissions which have resulted in such losses, claims, damages, liabilities and expenses, (ii) the relative benefits to the Company of the work performed by the Remarketing Agents or Reset Agent as contemplated by the Agreement, on the one hand, and the value of the engagement to the Remarketing Agents or Reset Agent on the other hand, and (iii) any other relevant equitable considerations; provided, however, that no Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from the Company, provided the Company is not also guilty of such fraudulent misrepresentation. The Company and each Remarketing Agent and Reset Agent agree that it would not be just and equitable if contribution pursuant to this Section 8(b) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

          (c) Each Indemnified Party shall give written notice as promptly as reasonably practicable to the Company of any action commenced against it in respect of which indemnification may be sought hereunder but failure to so notify the Company hereunder of any such action shall not relieve the Company of any liability hereunder to the extent the Company is not materially prejudiced as a result of such failure to notify. The Company may participate at its own expense in the defense of any such action and may, at its option, assume the defense thereof with counsel selected by the Company and reasonably acceptable to the Indemnified Party and such Indemnified Party shall bear the fees and expenses of any additional counsel retained by it. If the defendants in any such action include both the Indemnified Party and the Company and counsel for the Company shall have reasonably concluded that there may be a conflict of interest involved in the representation by a single counsel of both the Indemnified Party and the Company, the Indemnified Party shall have the right to select separate counsel, satisfactory to the Company, provided that, in no event shall the Company be liable for the fees and expenses of more than one counsel separate from its own counsel in addition to local counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

          Section 9. TERMINATION OF REMARKETING AGREEMENT. This Agreement shall terminate as to each Remarketing Agent on the effective date of its replacement pursuant to Section 4(a) hereof or pursuant to Section 4(b) hereof. Notwithstanding any such termination, the obligations set forth in Section 3 hereof shall survive and remain in full force and effect until all amounts payable under said Section 3 shall have been paid in full. In addition, each former Remarketing Agent and Reset Agent shall be entitled to the rights and benefits under Section 8 hereof notwithstanding the replacement or resignation of such Remarketing Agent or Reset Agent.

          Section 10. REMARKETING AGENTS' PERFORMANCE; DUTY OF CARE. The duties and obligations of the Remarketing Agents hereunder shall be determined solely by the express provisions of this Agreement and the Supplemental Remarketing Agreement.

          Section 11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          Section 12. TERM OF AGREEMENT. Unless otherwise terminated in accordance with the provisions hereof and except as otherwise provided herein, this Agreement shall remain in full force and effect from the date hereof until the first day thereafter on which no Senior Notes are outstanding.

          Section 13. SUCCESSORS AND ASSIGNS. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agents and the Purchase Contract Agent. The rights and obligations of Merrill Lynch and Goldman as the Remarketing Agents hereunder, or Merrill Lynch as the Reset Agent hereunder, may not be assigned or delegated to any other person without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company, Merrill Lynch and Goldman, as the Remarketing Agents, and Merrill Lynch, as the Reset Agent, and their respective successors and assigns. The terms "successors" and "assigns" shall not include any purchaser of Securities merely because of such purchase.

          Section 14. HEADINGS. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provision of this Agreement.

          Section 15. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

          Section 16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

          Section 17. AMENDMENTS. This Agreement may be amended by any instrument in writing signed by the parties hereto.

          Section 18. NOTICES. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone, telegraph or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid or transmitted by facsimile. All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to TXU Corp., 1601 Bryan Street, Dallas, Texas 75201, Attention: Treasurer; if to the Remarketing Agent, (i) to Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080, Attention: Debt Syndicate and
(ii) to Goldman, Sachs & Co., 1 Liberty Plaza, 7th Floor, New York, New York 10006, Attention: Registration Department/Don Hansen; if to the Reset Agent, to Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080, Attention: Debt Syndicate; and if to the Purchase Contract Agent, to The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust Administration, or to such other address as any of the above shall specify to the others in writing.

          IN WITNESS WHEREOF, each of the Company, the Remarketing Agent and the Purchase Contract Agent has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                                        TXU CORP.


                                        By: _______________________________
                                            Name:  Michael J. McNally
                                            Title: Executive Vice President

CONFIRMED AND ACCEPTED:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:____________________________________
         Authorized Signatory


GOLDMAN, SACHS & CO.

By:____________________________________
         Authorized Signatory


THE BANK OF NEW YORK
not individually but solely as Purchase
Contract Agent, trustee and as attorney-in-fact for the holders of the Purchase Contracts


By: ____________________________________
    Name:
    Title:

                                                                    Exhibit A to
                                                           Remarketing Agreement


                   FORM OF SUPPLEMENTAL REMARKETING AGREEMENT


     This Supplemental Remarketing Agreement supplements a Remarketing Agreement, dated October 16, 2001, among the parties hereto (the "Remarketing Agreement"), and the terms hereof together with the terms of the Remarketing Agreement constitute the entire agreement among the parties with respect to the Remarketing of the Subject Senior Notes named in Schedule I hereto. Each of Merrill Lynch, Pierce Fenner & Smith Incorporated and Goldman, Sachs & Co. (the "Remarketing Agents") hereby agree, subject to the terms and conditions herein set forth or incorporated herein, to use its reasonable efforts to remarket not less than the percentage of the Subject Senior Notes set forth with respect to such Remarketing Agent in Schedule I hereto. All such Subject Senior Notes have been tendered for remarketing by the holders thereof, or are the pledged Senior Notes of holders of Corporate Units who have not given notice they intend to settle the Purchase Contracts related to their Corporate Units with respect to a Purchase Contract Settlement Date by a Cash Settlement and have not early settled their Purchase Contracts.

     1. DEFINITIONS. Terms defined in the Remarketing Agreement are used herein with the meaning ascribed to them therein. Capitalized terms used and not defined in this Agreement and the Remarketing Agreement shall have the meanings assigned to them in the Purchase Contract Agreement, the Pledge Agreement, the Underwriting Agreement and the Indenture, as applicable.

     2. REGISTRATION STATEMENT AND PROSPECTUS. If required (in the opinion of counsel to either the Remarketing Agents or the Company) by applicable law, the Company has filed with the Securities and Exchange Commission, and there has become effective, a registration statement on Form S-3 (No. 333-_____), including a prospectus, relating to the Subject Senior Notes. Such registration statement, and the documents incorporated by reference therein, as amended to the date of this Agreement, is hereinafter referred to as the "Registration Statement", and the prospectus included in the Registration Statement, as amended or supplemented to the date of this Agreement to relate to the Subject Senior Notes and to the remarketing of the Subject Senior Notes, and the documents incorporated by reference therein, is hereinafter referred to as the "Prospectus" (including in each case all documents incorporated by reference).

         3. PROVISIONS INCORPORATED BY REFERENCE.

          (a) Subject to Section 3(b), the following provisions of the Underwriting Agreement shall be incorporated, as applicable, into this Agreement and made applicable to the obligations of the Remarketing Agent, except as explicitly amended hereby: the provisions of Section 10, except that Section 10 is amended and supplemented to (i) allow termination of this Remarketing Agreement Supplement by and with respect to either of the Remarketing Agents if the Company's representations and warranties herein and in the Remarketing Agreement are not accurate and correct); (ii) to add the words "after the third Business Day preceding the applicable Remarketing Date and at or prior to the Remarketing Closing Date" after the letter "(b)" in the first sentence; and


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


(iii) to delete the penultimate sentence thereof and to substitute the following sentence therefor:

          "This Agreement may also be terminated at any time prior to the Remarketing Closing Date by and with respect to either Remarketing Agent if, in the reasonable judgment of such Remarketing Agent, the subject matter of any amendment or supplement to any Registration Statement filed or Prospectus distributed pursuant to Section 2 of the Supplemental Remarketing Agreement (other than an amendment or supplement relating solely to the activity of any Remarketing Agent or Agents or in the event no Registration Statement and Prospectus have been filed and distributed pursuant to Section 2 of the Supplemental Remarketing Agreement, any report prepared and filed by the Company pursuant to the Securities Exchange Act of 1934 after the third Business Day preceding the applicable Remarketing Date and prior to the Remarketing Closing Date shall have disclosed a material adverse change in the business, property or financial condition of the Company and its subsidiaries, considered as a whole, whether or not in the ordinary course of business, that has materially impaired the marketability of the Securities;"

and such provisions are made applicable to the obligations of the Remarketing Agents to the extent applicable to any remarketing of the Subject Senior Notes, except as such provisions are explicitly amended hereby.

          If the Remarketing Agent has determined, based on advice of counsel, that applicable law, regulations or interpretations of the Securities and Exchange Commission make it necessary or advisable to deliver a current prospectus or other offering document in connection with this remarketing, the entirety of the Underwriting Agreement (other than Sections 1, 4 and 5 and Subsections 6(g), 7(c)(ii) and (iii), 7(g), 7(h) and 7(i)) shall be incorporated by reference into this Agreement and, to the extent they are relevant to a Remarketing of Subject Senior Notes, made applicable hereto, except as explicitly amended hereby; provided that (i) the following sentence shall be added at the beginning of Subsection 2(c): "The Remarketing Agreement, as supplemented by the Supplemental Remarketing Agreement, constitutes a valid and binding agreement of the Company" and (ii) the following clause (e) shall be added after Subsection 8(d):

          "(e) The indemnification and contribution provisions contained in
     Section 9 of this Supplemental Remarketing Agreement shall supersede and replace any indemnification or contribution provisions contained in the Remarketing Agreement ("Remarketing Agreement") insofar as the Remarketing Agreement purports to provide for indemnification or contribution for any Indemnified Party (as defined in the Remarketing Agreement) in connection with losses, claims, damages or liabilities relating to or arising out of the offering of the Subject Senior Notes to subsequent purchasers by the Remarketing Agents; provided, however, that this Section 9 shall neither supersede nor replace any obligations of the Company to indemnify for or contribute to any claims, losses, damages or liabilities of any indemnified Party (as defined the Remarketing Agreement) relating to or arising out of any acts or omissions by the Indemnified Party in connection with its


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


     functions specified in or contemplated by the Remarketing Agreement other than the offering of the Subject Senior Notes to subsequent purchasers by the Indemnified Party as Remarketing Agent."

          For the purposes of Section 9 of the Underwriting Agreement, the relative benefits received by the Company on the one hand and the Remarketing Agents on the other in connection with the remarketing of the Subject Senior Notes pursuant to this Agreement and the Remarketing Agreement shall be deemed to be in the same respective proportions as the aggregate price at Remarketing of the Subject Senior Notes outstanding on the applicable Remarketing Date bears to the remarketing fee received by the Remarketing Agents pursuant to this Agreement. The Schedules to the Underwriting Agreement will be superseded by
Schedule I hereto.

          (b) To the extent the Underwriting Agreement is applicable hereto, references therein to (i) the "Underwriter" shall be deemed to refer to the Remarketing Agents, (ii) the "Securities" and the "Senior Notes" shall be deemed to refer to the Subject Senior Notes, (iii) "this Agreement" shall be deemed to refer to the Remarketing Agreement as supplemented by this Agreement, (iv) "the date hereof" shall be deemed to refer to the third Business Day preceding the applicable Purchase Contract Settlement Date, and (v) "Closing Date" shall be deemed to refer to the Remarketing Closing Date specified in Schedule I hereto (the "Remarketing Closing Date"). To the extent the provisions of such Underwriting Agreement refer to the "Prospectus" or the "Registration Statement," such references shall be deemed to (i) refer to any prospectus or registration statement, or other offering document, that the Company is required to prepare or file with respect to the Subject Senior Notes pursuant to applicable law, regulations or interpretations of the Securities and Exchange Commission in effect at the time of the Remarketing of such Subject Senior Notes, including all documents incorporated by reference therein and (ii) refer to each such document as amended or supplemented to the third Business Day preceding the applicable Remarketing Date and the Remarketing Closing Date, as applicable. The term "Incorporated Documents" in such Underwriting Agreement shall be deemed to include those filed and incorporated through the date hereof and the Tender Date. References to issuance and/or sale of Senior Notes shall be deemed to refer to Remarketing of the Subject Senior Notes. References in
Section 9(b) to information furnished by the Underwriters shall be deemed to refer to information provided by the Remarketing Agents for use in the Prospectus.

     4. PURCHASE AND SALE; REMARKETING FEE. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth or incorporated herein, the Remarketing Agents agree to use their reasonable efforts to remarket, and to purchase from the registered holder or holders thereof in the manner specified in Section 5 hereof, the Subject Senior Notes, such purchase to be at a purchase price not less than 100% of the [[3-Year] [4-Year] Treasury Portfolio Purchase Price] [aggregate principal amount of such Senior Notes], plus any accrued and unpaid interest thereon. In connection therewith, under the terms of the Senior Notes, the registered holder or holders thereof have agreed, in the manner specified in Section 5 hereof, to pay to the Remarketing Agents a Remarketing Fee, equal to an amount determined by agreement of the Company and the Remarketing Agents with respect to each Supplemental Remarketing Agreement, which shall not exceed 25 basis points (.25%) of the aggregate principal amount of the remarketed Senior Notes, from any amount received from such Remarketing in excess of the [[3-Year] [4-Year] Treasury

Portfolio Purchase Price] [aggregate principal amount of such remarketed Senior Notes], plus any accrued and unpaid interest.

     The Obligations of the Remarketing Agents to use their reasonable efforts hereunder are several and not joint, and neither Remarketing Agent agrees to purchase or underwrite any Senior Notes not remarketed by it. If fewer than all of the Subject Senior Notes are remarketed in accordance with the terms hereof, the Remarketing shall be deemed to have failed as to all Subject Senior Notes.

     5. DELIVERY AND PAYMENT. Delivery of payment for the remarketed Subject Senior Notes and payment of the Remarketing Fee shall be made on the Remarketing Closing Date (as defined in Schedule I hereto) at the location and time specified in Schedule I hereto (or such later date not later than five business days after such date as the Remarketing Agents shall designate), which date and time may be postponed by agreement among the Remarketing Agents, the Company, and the registered holder or holders thereof. Delivery of the Subject Senior Notes to be remarketed shall be made by the Collateral Agent to the Remarketing Agents on the fourth Business Day immediately preceding the applicable Remarketing Date. Upon a successful Remarketing, the Remarketing Agents may deduct the Remarketing Fee from any amount of such Remarketing proceeds in excess of the [[3-Year] [4-Year] Treasury Portfolio Purchase Price] [aggregate principal amount of such remarketed Senior Notes] plus accrued and unpaid interest, if any, or, if the remarketed Senior Notes are represented by a Global Security, payment of the Remarketing Fee may be made by any method of transfer agreed upon by the Remarketing Agents and the Depositary for the Senior Notes under the Indenture.

     If the remarketed Senior Notes are not represented by a Global Security, certificates for the Senior Notes shall be registered in such names and denominations as the Remarketing Agents may request and the Company agrees to have such certificates available for inspection, packaging and checking by the Remarketing Agents in New York, New York not later than 1:00 p.m. on the Business Day prior to the Remarketing Closing Date.

     6. NOTICES. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone, telegraph or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid or transmitted by facsimile. All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to TXU Corp., 1601 Bryan Street, Dallas, Texas 75201, Attention: Treasurer; if to the Remarketing Agents, (i) to Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080, Attention: Debt Syndicate and (ii) to Goldman, Sachs & Co., 1 Liberty Plaza, 7th Floor, New York, New York 10006, Attention: Registration Department/Don Hansen; if to the Reset Agent, to Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080,
Attention: Debt Syndicate; and if to the Purchase Contract Agent, to The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: Corporate Trust Administration, or to such other address as any of the above shall specify to the other in writing.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Remarketing Agents.

                                        Very truly yours,

                                        TXU CORP.


                                        By: _________________________________
                                            Name:
                                            Title:

CONFIRMED AND ACCEPTED:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


By:____________________________________
         Authorized Signatory


CONFIRMED AND ACCEPTED:

GOLDMAN, SACHS & CO.


By:____________________________________
         Authorized Signatory




THE BANK OF NEW YORK
not individually but solely as Purchase
Contract Agent, trustee and as attorney-in-fact for the holders of the Purchase Contracts


By:____________________________________
   Name:
   Title:

                                                                      SCHEDULE I


Title of Subject Senior Notes:  [Series K Senior Notes due 2006]
                                [Series L Senior Notes due 2007]
Reset Spread:     %


Applicable Benchmark Treasury:


Minimum percentage to be remarketed by Merrill Lynch: %


Minimum percentage to be remarketed by Goldman: %


Underwriting Agreement, dated as of October 10, 2001, between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., as representatives of the underwriters named therein.

Remarketing Fee:  %  ($          )


Remarketing Closing Date, Time and Location: